SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC  20549



                                FORM 8-K



                             CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF
                   THE SECURITIES EXCHANGE ACT OF 1934



   Date of Report: (Date of earliest event reported) January 22, 1996



                          CORNING INCORPORATED
         (Exact name of registrant as specified in its charter)



New York                                1-3247         16-0393470
(State or other jurisdiction            (Commission    (I.R.S. Employer
of incorporation)                       File Number)    Identification No.)



One Riverfront Plaza, Corning, New York                          14831
(Address of principal executive offices)
(Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.

Attached for filing as an exhibit hereto is the item listed in "Item 7 -- Financial Statements,
Pro Forma Financial Information and Exhibits" below. Such item is being filed in connection with the offering by Corning Incorporated of $500,000,000 aggregate principal amount of its Medium-Term Notes due from 9 months to 30 years from Date of Issue.

Item 7.   Financial Statements, Pro Forma Financial Information and
Exhibits.


Exhibits:

The Registrant's press release of January 22, 1996.

                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                       CORNING
INCORPORATED
                                                       Registrant



Date:  January 22, 1996                      By   /s/   M. ANN GOSNELL
                                                        M.Ann Gosnell
                                                        Assistant Secretary

                                                  Kathryn C. Littleton
                                                        (607) 974-8206
                                                       Paul A. Rogoski
                                                        (607) 974-8832

IMMEDIATE RELEASE
     January 22, 1996


                      Corning Incorporated Reports

                   Fourth Quarter and Year-End Results



     CORNING, N.Y., Jan. 22 - Corning Incorporated (NYSE:GLW) said today that net income for its fourth quarter ended Dec. 31 totaled

$83.5 million, or $0.37 per share.  In 1994, fourth quarter net income was $35 million, or $0.14 per share.  Adjusting for the impact of Dow

Corning Corporation, which was fully reserved in the second quarter of

1995, fourth quarter 1994 net income was $96.1 million, or $0.43 per share.

     For the full year, Corning incurred a net loss of $50.8 million,

or $0.23 per share, compared with net income of $281.3 million, or

$1.32 per share, in 1994.  Both years include net losses from Dow

Corning and restructuring charges.  Excluding restructuring charges and losses from Dow Corning, 1995 net income was $337.7 million, or

$1.49 per share, compared with $339.5 million, or $1.59 per share, in

1994.

     For the fourth quarter 1995, Corning's sales increased 4 percent to $1.3 billion.  For 1995, sales were $5.3 billion, an increase of 11 percent.  The sales increases were due to strong performance in several growth businesses:  optical fiber and optical cable;

information display products; pharmaceutical services; and

environmental products.  Approximately 20 percent of the annual sales increase was the result of acquisitions completed in 1994.



                                 -more-

                              -2-
     Equity company results, excluding Dow Corning Corporation,

increased slightly in the fourth quarter and 29 percent for the full year.  The increase was due primarily to strong performance from the international optical fiber equity companies.

     Board Chairman James R. Houghton said, "The fourth quarter results were at the low end of our expectations and reflect some slippage of December sales into 1996.  Over the course of the year,

the significant profit gains achieved by the Communications and

Specialty Materials segments and the Corning Pharmaceutical Services business were offset by previously indicated poor performance in the

Consumer segment and at Corning Clinical Labs."

     Houghton added, "As we look forward, we expect the positive trends in the growth businesses to continue.  However, we face difficult earnings comparisons in the first half as we pursue solutions to the profitability issues in the Consumer segment and at

Corning Clinical Labs."

     Corning Incorporated is a Fortune 500 company whose businesses are at the leading edge of the technologies that comprise three of the fastest growing segments of the global economy -- Communications,

Environment and Life Sciences.  In 1995 sales totaled $5.3 billion.



                                  -30-

Investor Relations Contact:                 Richard B. Klein (607) 974-8313
                                            Katherine M. Dietz (607) 974-8217

Corning Incorporated and Subsidiary Companies
Consolidated Statements of Income
(In millions, except per-share amounts)

                                       Year Ended            Twelve Weeks Ended
                                   Dec. 31,    Jan. 1,        Dec. 31,   Jan. 1,
                                     1995       1995           1995      1995
Revenues
 Net sales                         $5,313.1   $4,770.5       $1,330.4    $1,273.5
 Royalty, interest and
   dividend income                     33.0       28.7            8.3         7.2
                                    --------   --------       --------   ---------
                                    5,346.1    4,799.2        1,338.7     1,280.7

Deductions
 Cost of sales                      3,386.0    3,060.9          867.4       824.8
 Selling, general and
   administrative expenses          1,093.5      871.7          271.5       238.5
 Research and development expenses    179.7      176.9           46.2        44.1
 Provision for restructuring and
   other special charges               67.0       82.3
 Interest expense                     117.8      110.4           27.4        24.8
 Other, net                            36.2       37.5            4.6         1.2
                                     -------     -------        -------      ------

Income before taxes on income         465.9      459.5           121.6       147.3
Taxes on income                       154.7      170.1            39.3        53.0
                                      ------     -----           ------      ------
Income before minority interest
 and equity earnings                  311.2      289.4             82.3       94.3
Minority interest in earnings
 of subsidiaries                      (66.8)     (50.7)           (13.5)     (11.7)
Dividends on convertible preferred
 securities of subsidiary             (13.7)      (6.1)            (3.2)       (3.4)
Equity in earnings (losses)
 of associated companies:
 Excluding Dow Corning Corporation     66.5       51.5             17.9        16.9
 Dow Corning Corporation             (348.0)      (2.8)                       (61.1)
                                     --------    ------           -------     -------

Net Income (Loss)                    $(50.8)    $281.3            $83.5       $35.0
                                     =======     ======           ======      ======

Earnings Per Common Share:
Net Income (Loss)                    $(0.23)     $1.32             $0.37       $0.14

Dividends Declared                    $0.72      $0.69             $0.18       $0.18

Weighted Average Shares Outstanding   226.6      211.8             226.7        224.9

The accompanying  notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Balance Sheets
(In millions)

                                  Dec. 31, 1995   Jan. 1, 1995


        Assets

Current Assets
  Cash and short-term investments$    214.9      $   161.3
  Receivables, net                    932.4          947.1
  Inventories                         467.8          416.7
  Deferred taxes on income and
     other current assets             219.2          201.2
                                      -----          ------
      Total current assets          1,834.3        1,726.3

Investments
  Other than Dow Corning Corporation  376.1          352.0
  Dow Corning Corporation                            341.8

Plant and Equipment,  Net           2,031.6        1,890.6

Goodwill and Other Intangible
 Assets, Net                        1,416.1        1,408.0

Other Assets                          329.0          304.0
                                    --------       --------
                                   $5,987.1       $6,022.7
                                   =========       ========

Liabilities and Stockholders' Equity

Current Liabilities
  Loans payable                   $  146.0     $      67.6
  Accounts payable                   255.2           258.3
  Other accrued liabilities          763.9           748.3
                                    -------         -------
  Total current liabilities        1,165.1         1,074.2

Other Liabilities                    664.9           643.6
Loans Payable Beyond One Year      1,393.0         1,405.6
Minority Interest in
  Subsidiary Companies               272.5           247.0
Convertible Preferred Securities
 of Subsidiary                       364.7           364.4
Convertible Preferred Stock           23.9            24.9
Common Stockholders' Equity        2,103.0         2,263.0
                                   ---------       --------
                                  $5,987.1        $6,022.7
                                  =========       =========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Notes to Consolidated Financial Statements
Quarter 4, 1995

(1) Earnings per common share are computed by dividing net income less dividends on Series B preferred stock by the weighted average number of common shares outstanding during the period. The weighted average shares outstanding for the fourth quarter were 226.7 million and 224.9 million for 1995 and 1994, respectively, and 226.6 million and 211.8 million in fiscal years 1995 and 1994, respectively. Preferred dividends of $0.5 million and $0.6 million were declared in the fourth quarter of 1995 and 1994, respectively, and $2.0 million and $2.1 million in fiscal years 1995 and 1994.

(2) Depreciation and amortization charged to operations for fiscal years 1995 and 1994 totaled $377.4 million and $338.4 million, respectively.

(3) On May 15, 1995, Dow Corning Corporation, a 50-percent owned equity company, voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code. As a result of this action, Corning recorded an after-tax charge of $365.5 million, or $1.62 per share, in the second quarter of 1995 to fully reserve its investment in Dow
Corning. In addition, Corning discontinued recognition of equity earnings from Dow Corning beginning in the second quarter of 1995. Corning recognized equity earnings of
$17.5 million, or $0.08 per share, in the first quarter of
1995.  Corning recognized equity losses from Dow Corning
totaling $61.1 million, or $0.29   per share, and $2.8
million, or $0.01 per share, in the fourth quarter and fiscal year ended 1994, respectively. The 1994 amounts include an after-tax reduction in equity earnings of $75.9 million, or $0.36 per share, as a result of charges taken by Dow Corning Corporation related to breast-implant litigation.

(4) Corning's effective tax rate, excluding unusual items was 32% and 36% for the fourth quarter of 1995 and 1994, respectively, and 34% and 36% for the fiscal years 1995 and 1994, respectively. The decrease in the effective tax rate was primarily due to anincrease in the percentage of Corning's earnings fromconsolidated entities with lower effective tax rates.

(5) During fiscal year 1995, Corning recorded a restructuring charge totaling $67 million ($40.5 million after-tax), or $0.18 per share.

(6) During fiscal year 1994, Corning recorded a charge totaling $82.3 million ($55.4 million after-tax), or $0.26 per share, which included integration costs, transaction expenses and certain other reserves, primarily related to the acquisitions of Nichols Institute, Maryland Medical
Laboratory and Bioran Medical Laboratory.

Subsequent Event

(7) On January 16, 1996, Corning and International Technology Corporation signed an agreement whereby Corning will increase its ownership in Quanterra Incorporated from 50 % to 81 % in exchange for an investment of approximately $20 million. As a result of this transaction, Corning will consolidate Quanterra's results beginning in the first quarter of 1996. Quanterra provides environmental testing and related services.
                         # # # #